Exhibit 4.12
CERTIFICATE OF TRUST
OF
FFBC Capital Trust IV
          This Certificate of Trust of FFBC Capital Trust IV (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.) (the “Act”).
          Name. The name of the statutory trust formed hereby is FFBC Capital Trust IV.
          Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001.
          Effective Date. This Certificate of Trust shall be effective upon its filing with the Secretary of State of the State of Delaware.
          IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Trustee

By:	/s/ J. Christopher Murphy

Name: J. Christopher Murphy
Title: Financial Services Officer

/s/ Gregory A. Gehlmann

Gregory A. Gehlmann, not in his individual capacity, but solely as Trustee

/s/ J. Franklin Hall

J. Franklin Hall, not in his individual capacity, but solely as Trustee